Exhibit 10(e)(8)

Award Summary
Executive Long-Term Incentive Program Grant (Officers)

«First_Name» «Last_Name»

Date of Agreement and Award: April 1, 2006

Value on February 16, 2006:	«Approved_Value_»

Performance Shares

Number of Performance Shares:	«Performance_Shares_»

Vesting Date of All Performance Shares Earned:

–	on 04/01/09

Performance Shares Earned if Annual Target Performance is Achieved:

–	1/3 of grant on: 4/1/07, 4/1/08 and 4/1/09

Performance Shares Earned if Three-Year Cumulative Performance between

Threshold	and Maximum is Achieved:
–	25% - 150% of grant (net of shares earned for Annual Achievement) on 04/01/09

Automatic Deferral: If the deduction for delivery of shares would be limited by section 162(m) of the Internal Revenue Code (“Code”), shares will automatically be deferred until the Committee reasonably believes that the deduction will no longer be limited by section 162(m), unless otherwise required under Code section 409A. Notwithstanding the above, in no event shall shares of Common Stock be delivered prior to the Vesting Date set forth above.

*Notwithstanding the above, at the Company’s discretion, Employee may irrevocably elect, on or before June 30, 2006, to defer receipt of Common Stock in connection with Performance Shares in the manner described to the Employee in writing in the Deferral Form.

*Performance measures which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance shall be determined by the Committee in its sole discretion.

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